Exhibit 10.48

GAME MANUFACTURER CASHLESS LICENSE AGREEMENT

THIS GAME MANUFACTURER CASHLESS LICENSE AGREEMENT (hereinafter “Agreement”) is entered into this 12th day of November, 2012 (hereinafter “Effective Date”) by and between IGT, a Nevada corporation, with a principal office at 6355 S. Buffalo Dr., Las Vegas Nevada 89113 (hereinafter “Licensor”), and Scientific Games Corporation, a Delaware corporation, with principal offices at 750 Lexington Avenue, 25th Floor, New York, NY 10022 (hereinafter “Licensee”).

WHEREAS Licensor has authority to license certain intellectual property rights, such rights being offered as an Intellectual Property Package ("IPP")(defined below);

WHEREAS Licensee is desirous of obtaining a license to use the intellectual property rights contained in the IPP; and

WHEREAS Licensor is desirous of granting Licensee a license to such IPP.

NOW THEREFORE, in consideration of the foregoing, the covenants hereafter set forth, for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.    DEFINITIONS

(1.1) "Cashless Gaming System" means a system employing tickets, coupons, tokens, cards or. other instruments of identification to add credits or funds to or from a Gaming Machine in order to eliminate or reduce the use of government issued bills and/or coins.

(1.2) "End User" means the legally licensed gaming establishments at which Royalty Bearing Products are Placed.

(1.3)     "Gaming Machine" means, (i) slot machines such as those described in NRS 463.0155, .0191, as well as all other gaming devices such as those described in all other relevant provisions of the Nevada Gaming Control Act (NRS Chapter 463), and comparable provisions of other jurisdictions where such machines, devices and terminals are legal, and (ii) other gaming devices including without limitation video lottery terminals, class II and class III machines as defined by statutes or regulations in other jurisdictions.

(1.4) "Intellectual Property Package" or "IPP" means the patents set forth on Schedule A attached hereto, as well as any continuations, continuations-in-part, divisionals, reissues, reexaminations, and foreign counterparts thereof.

(1.5)     "IPP Parties" means the owners of, or holders of the right to license, the patents comprising the IPP.

(1.6) "License Fee(s)" means the royalty fee charged pursuant to Section 3.1 and 3.3 of this Agreement. License Fees do not include Transfer Fees (defined in Section 3.2).

(1.7) "License Tag" means a physical tag for which a License Fee is paid or payable for display on Royalty Bearing Products.

(1.8) "Licensed Cashless Gaming System" means a Cashless Gaming System that has been licensed under the IPP.

(1.9) "Place," "Placed," "Placement" (or any form of the word "Place") means any sale, installation, lease, participation or recurring-revenue, conversion, or combination thereof of a Royalty Bearing Product at an End User location.

(1.10) "Royalty Bearing Product(s)" means a Gaming Machine that either alone, or in connection with a Cashless Gaming System, would, absent a license under this Agreement, infringe one or more claims of any patent within the IPP. [*]

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(1.11)     All references to the "United States" and "Canada" shall include their respective possessions, protectorates and territories.

2.     GRANT

(2.1) Subject to the limitations in this Agreement, and Licensee's payment of the corresponding License Fees, Licensor grants to Licensee and its wholly-owned subsidiaries, during the term of this Agreement (subject to Section 4.3), a limited, non exclusive, non-transferable license, without the right to sublicense, under the IPP to make, use, offer to Place, Place, and have Placed Royalty Bearing Products. Licensee and its wholly-owned subsidiaries agrees that it will incorporate, verbatim, those conditions and limitations set forth in Schedule B (unless otherwise agreed upon in writing by the parties) in all of its sales and lease agreements of Royalty Bearing Products. All rights not expressly granted by Licensor are hereby reserved.

(2.2) Unlicensed Gaming Machines. It is understood and agreed between the parties that with regard to any Gaming Machine for which a License Fee is not paid by Licensee, that such machine is not licensed under the IPP, and that this Agreement and license herein does not extend to any such Gaming Machine. If Licensee fails to pay a License Fee for a Royalty Bearing Product Licensor may terminate this Agreement (subject to the notice and cure in Section 4.2) and, in any case, Licensee shall not be entitled to correct such infringement by asserting the right to obtain a license under this Agreement. In the event Licensee is involved in any infringement action, whether involving patents comprising the IPP or otherwise, Licensee shall not disclose the terms of this Agreement or tender copies of this Agreement or any drafts to any third party, unless compelled to do so by law or by a requirement of a regulatory or other law enforcement agency, provided, however, that Licensee shall notify Licensor of the request or requirement so that Licensor may seek a protective order or take other appropriate action, and provided further that if a protective order or other remedy is not obtained, Licensee will disclose only that portion of this Agreement that is legally required to be disclosed and will use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information. In the event that a court makes a finding of infringement, the minimum damages for such infringement are agreed to be [*].

(2.3) License Limitations. Licensee acknowledges and agrees that (i) use of an unlicensed Gaming Machine with a licensed Cashless Gaming System or (ii) use of a Royalty Bearing Product with an unlicensed Cashless Gaming System are both unlicensed uses and that no rights or license contained in this Agreement permits or licenses such use by them or any other person.

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

3.     LICENSE FEES

(3.1) Computation of License Fee. Licensee agrees to pay Licensor a License Fee of [*] for each Placement of a Royalty Bearing Product in the United States and Canada unless the Royalty Bearing Product is covered by a license, as evidenced by the License Tag, obtained under Section 3.3. For each Royalty Bearing Product Placed outside of the United States and Canada, Licensee agrees to pay Licensor a License Fee of [*].

[*]

(3.2) Transfer Fee for Participation Games. The licenses granted hereunder for recurring-revenue Royalty Bearing Products are granted only for a single serial number at a single End User location. Notwithstanding this, Licensee shall be permitted to move (from one End User location to another location of the same End User) such Royalty Bearing Products that are owned by Licensee and used by Licensee as recurring-revenue products, provided that Licensee shall remit to Licensor a transfer fee of [*] per such Royalty Bearing Product per move ("Transfer Fee"). A recurring-revenue Royalty Bearing Product is one which Licensee places in End User locations on a recurring revenue model (e.g. lease or participation) and to which Licensee retains, at all times, title and ownership.

(3.3) Optional Discount for Prepayment. In addition to obtaining individual licenses as set forth in the Section 3.1 of this Agreement, Licensee shall have the right but not the obligation to obtain from Licensor pursuant this Agreement additional licenses, as evidenced by License Tags, to Place Royalty Bearing Products in bulk lot(s) of [*] by prepaying in full the Licensee Fee of [*].

The License Fee prepaid by Licensee under this Section 3.3 shall be nonrefundable, and the transfer of the License Tags shall be final. None of the licenses or License Tags obtained pursuant to this section can be returned for a partial or whole refund of the prepayment amount. License Tags are non-transferable to entities other than End Users. License Tags shall not be transferred without remittance of the License Fee to Licensor. Any transfer of License Tags to any entity other than an End User or without remittance of the License Fee voids the License Tags and is a breach of this Agreement.

Prior to prepaying for a bulk lot, Licensee shall contact Licensor to obtain the method and form of payment and to make arrangements to receive the License Tags. Licensor shall deliver to Licensee the bulk lot(s) of License Tags within fifteen (15) business days after Licensor's receipt of final payment. All other terms and conditions of this Agreement apply to the licenses and License Tags, obtained under this section.

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(3.4) License Tag. Licensor shall provide to Licensee a License Tag to be affixed to the Royalty Bearing Products. Licensee shall promptly affix the License Tag adjacent to the serial number tag on the specified Royalty Bearing Product. Licensee agrees not to affix a License Tag to any Gaming Machine for which the applicable License Fee is not paid or payable and agrees to affix the supplied License Tag only to the specified Royalty Bearing Product.

(3.5) Payment and Reporting Schedule. Licensee will pay all License Fees owed to Licensor within fifteen calendar days following the end of the calendar month in which the Royalty Bearing Product was transferred to or Placed, including but not limited to distributors and/or End Users. All License Fees in this Agreement will be paid by Licensee to Licensor in United States dollars. Any amount due Licensor hereunder that is not paid will thereafter bear interest until paid at a rate of interest equal to the lesser of 18 percent per annum or the maximum interest rate allowed by applicable law. Within fifteen calendar days following the end of each calendar month, and at the same time Licensee makes payment of the License Fees hereunder, Licensee shall furnish to Licensor a full and complete statement in an electronic format (which will be provided by Licensor), duly certified by an officer of Licensee to be true and accurate, showing: (a) the number of Royalty Bearing Products that Licensee transferred to or Placed, including but not limited to distributors and End Users, during the calendar month in question; (b) the theme name, License Tag number, and serial number of each such Royalty Bearing Product Placed; (c) the End User and the distributor, if applicable, that purchased each Royalty Bearing Product; (d) the End User property at which the Royalty Bearing Product was Placed; (e) the amount of License Fees due for the reporting period, including reporting periods in which no License Fees are due; (f) an inventory count of License Tags in the Licensee's possession at the end of the reporting period; (g) a certification that all Royalty Bearing Product Placements included the language in Schedule B of this Agreement; (h) the number prepaid licenses and associated License Tags used during the period; (i) the number prepaid licenses and associated License Tags remaining in Licensee's inventory; and (j) the number prepaid License Tags being returned with the report to signify the application of a prepaid license to a subsequent Placement. In the event that the Licensor identifies Royalty Bearing Products that have been Placed for which a License Fee has not been paid, then Licensor will notify Licensee of (i) the date that such was identified; (ii) the property at which the Royalty Bearing Product is Placed; and (iii) the serial number of each such Royalty Bearing Product; in which case Licensee will be charged by Licensor, and Licensee agrees to pay, a surcharge of [*] (the "Surcharge") in addition to the applicable License Fee. Moreover, Licensor reserves any and all rights and remedies it may have against Licensee.

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(3.6) Previously Placed Machines. With respect to any Gaming Machine that was Placed or transferred by Licensee prior to the Effective Date of this Agreement, for which Licensee would have or should have paid a Licensee Fee or paid a Transfer Fee in accordance with the terms of this Agreement, Licensee will provide Licensor with a comprehensive list of such Gaming Machines (the "Machines To Be Licensed") within 90 days of the execution of this Agreement. In return, Licensor will provide Licensee with License Tags for such Gaming Machines and will invoice Licensee the applicable License Fee under Section 3.3 and/or Transfer Fee under Section 3.2 for such, payable net 30. Provided that said invoice is paid net 30, then no Surcharges or interest charges will be assessed for such previous placements. Additionally, as a material obligation of this Agreement, Licensee shall have exactly 90 days from the receipt of the License Tags for the Machines To Be Licensed in which to apply the License Tags to the Machines To Be Licensed and then shall promptly report the timely completion of such to Licensor. Additionally, with respect to such application of License Tags, Licensee shall provide written evidence to Licensor that the End User at which each Machine To Be Licensed was Placed has received written notice of the license restrictions pursuant to Schedule B hereof. For all Machines To Be Licensed that are licensed pursuant to this Section 3.6, said licenses will cover such Gaming Machines as if they were purchased at the time of original Placement by Licensee- and shall be subject to Schedule B hereof, as well as all other applicable terms and conditions of this Agreement. If there are no such Machines To Be Licensed, then Licensee shall report this fact, certified by an officer of Licensee, to Licensor within 90 days of the Effective Date of this Agreement.

(3.7) Taxes. License Fees, and any other charges described in this Agreement do not include federal, state or local sales, use, property, excise, service, or similar taxes ("Taxes") now or hereafter levied, all of which shall be for Licensee's account and shall be paid by Licensee. If Licensor is required to pay Taxes as a result of this license grant, Licensor shall invoice Licensee for such Taxes. Licensee hereby agrees to indemnify and hold harmless Licensor for any Taxes and related costs, interest and penalties paid or payable by Licensor. Licensee shall not be required to pay for any of Licensor's income taxes from Licensee's payment of License Fees.

(3.8) Field Trials. For Royalty Bearing Products Placed for field trial purposes, License Fees will be reported and paid as described above. However, if field trial units are removed from service or otherwise returned to Licensee within 60 days of the installation, and no remuneration has been paid by Licensees' End User for such units, a corresponding credit of the License Fee will be reported and applied against License Fees owed to Licensor.

(3.9) Multi-Player Devices. With respect to Sections 3.1 and 3.3 above, for multi player gaming products comprising more than one player station, Licensee agrees to pay Licensor a separate License Fee for each player station. (By way of example, for a multi player roulette game which is designed to accommodate up to 5 players, 5 License Fees under Section 3.1 or 3.3 as applicable or [*] respectively shall be paid by Licensee to Licensor.)

4.     TERM AND TERMINATION

(4.1) Term. Unless terminated sooner in accordance with this Section 4, Section 7 or Section 8 below, the term of this Agreement will commence on the Effective Date and will continue in full force and effect until the earlier of (i) the last to expire of the IPP patents or (ii) for an initial term of 3-years, and shall be automatically renewed for additional 1-year periods unless terminated by one of the parties in writing at least 30 days prior to the expiration of the then-present term.

(4.2) Termination. If Licensee breaches any of its obligations under this Agreement, and fails to cure such breach within 30 days after receiving written notice from Licensor specifying such breach, Licensor may, in addition to any and all other rights and remedies Licensor may have against Licensee, terminate this Agreement as of the date specified in such notice. Further, if Licensee brings any legal or administrative proceeding challenging the validity, enforceability, or non-infringement of the intellectual property within the IPP, or aids or assists in any manner with the prosecution of any such challenge, Licensor may, at its option, terminate this Agreement.

(4.3) End User Rights Upon Termination. The termination of this Agreement for any reason shall not impair the right of any End User with which Royalty Bearing Products have been Placed prior to such termination, provided that Licensee has paid the License Fee and Transfer Fees, as applicable, to Licensor for such Royalty Bearing Products and provided that the distributor or End User is in compliance with all terms and license restrictions and conditions stated in Schedule B.

(4.4) No Refund. In the event of termination of this Agreement for any reason, Licensor shall have no obligation to refund any amounts paid to it under this Agreement.

(4.5) Unpaid Royalty. Upon termination of this Agreement, Licensor may, at its option, compel immediate payment of the unpaid License Fees or Transfer Fees for any Royalty Bearing Product Placed during the term of the Agreement.

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

5.    PROPRIETARY RIGHTS

Licensee acknowledges that no ownership of or title in and to the patents listed in
Schedule A are conveyed to Licensee.

6.     WARRANTIES

(6.1) General Warranty. Each party represents and warrants that it has the right, power and authority to enter into this Agreement and that the persons executing this Agreement have the authority to act for and to bind each respective party.

(6.2) Further Warranty. Licensor warrants that the IPP Parties have authorized Licensor to grant the license rights described herein.

7.     REGULATORY LICENSES AND APPROVALS

Performance of this Agreement is contingent on any necessary initial and continuing licenses and approvals from any regulatory authorities having jurisdiction over the parties or the subject matter of this Agreement.

Each party shall promptly apply to the appropriate regulatory authorities for any licenses and approvals, if any, necessary for that party to perform under this Agreement. Each shall diligently pursue its applications and pay all associated costs and fees for its application, and shall otherwise cooperate with any requests, inquiries, or investigations of any regulatory authorities or law enforcement agencies in connection with each party, their affiliates, or this Agreement. If any license or approval necessary for either party to perform under this Agreement is denied, suspended, or revoked, this Agreement may be terminated by the other party for cause pursuant to Section 4 hereof; provided, however, that if the denial, suspension, or revocation affects performance of the Agreement in part only, the parties may by mutual agreement continue to perform under this Agreement to the extent it is unaffected by the denial, suspension, or revocation.

8.    COMPLIANCE PROGRAM

Each Party acknowledges that the other conducts business in a highly regulated industry under privileged licenses issued by lottery and gaming regulatory authorities both domestic and international. Each Party maintains a compliance program that has been established to protect and preserve the name, reputation, integrity, and good will of the Party and its affiliates and to monitor compliance with the requirements established by gaming regulatory authorities in various jurisdictions around the world. Performance of this Agreement is contingent upon the following.

a) Regulatory Compliance. Each Party agrees to cooperate with requests, inquiries, or investigations of any lottery or gaming regulatory authorities or law enforcement agencies in connection with the performance of this Agreement, including the disclosure of information to such agencies that would otherwise be considered confidential under other sections of this Agreement. If any approval and/or license necessary for performance of this Agreement is denied, suspended, or revoked, this Agreement shall terminate immediately and neither party shall have any additional rights hereunder; provided, however, that if the denial, suspension, or revocation affects performance of this Agreement in part only, the parties may by mutual agreement continue to perform under this agreement to the extent it is not affected by the denial, suspension, or revocation;

b) Due Diligence Investigations. Each Party agrees to fully cooperate with the other in the completion of a due diligence background investigation and to provide the information necessary in order to conduct the due diligence background investigation and any information reasonably necessary in order to determine the continued suitability of the respective Party throughout the term of this Agreement. Payments by Licensee to Licensor under the terms of this Agreement shall not be made until such time as the Licensor has successfully completed a due diligence background investigation of the Licensee.

c)     Maintaining Compliance Approval. This agreement is contingent upon continued compliance approval. If either Party receives a written or oral opinion, recommendation or indication from a lottery or gaming regulatory authority (including a representative thereof) or if the Party determines, based upon facts and evidence that would reasonably be accepted by lottery or gaming regulatory authorities or other licensed gaming entities, that continuation of this Agreement would jeopardize the gaming licenses, permits or status of that Party or any of its affiliates with any gaming regulatory authority or similar law enforcement authority ("Regulatory Development"), if reasonable and appropriate, the Party receiving such notice may provide notice to the other party of the Regulatory Development, including details of the opinion, recommendation, indication or asserted facts (to the extent known by Licensor), providing a reasonable timeframe to that Party to comment on and take action to cure the basis for said Regulatory Development. If such Regulatory Development is not cured to the other Party's satisfaction, such that a reasonable risk remains that jeopardizes the status of the first Party with any lottery or gaming regulatory authority, said Party may terminate such portion of this Agreement which would cure the Regulatory Development (leaving the remainder of this Agreement in force and effect), and if such can not be effected, may terminate this entire Agreement immediately.

d) Transfer/Assignment/Changes in Ownership or Control. The Agreement cannot be transferred or assigned by Licensee without prior notice to Licensor and the successful completion of a background due diligence investigation of the transferee/assignee prior to the transfer or assignment of the Agreement by Licensee. Prior notice must also be provided to Licensor of any proposed material change in ownership and/or management of Licensee and the successful completion of a background due diligence investigation of the proposed new owner and/or manager must occur prior to the change in ownership or management.

9.     DISCLAIMER

LICENSOR EXPRESSLY DISCLAIMS ALL, AND LICENSEE ACKNOWLEDGES AND AGREES THAT THERE ARE NO WARRANTIES, GUARANTEES, CONDITIONS, COVENANTS OR REPRESENTATIONS PROVIDED UNDER THIS AGREEMENT OR OTHERWISE BY LICENSOR OR THE IPP PARTIES AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR OTHER ATTRIBUTES, WHETHER EXPRESS OR IMPLIED (IN LAW OR IN FACT), ORAL OR WRITTEN, AND IN NO EVENT SHALL LICENSOR OR THE IPP PARTIES BE LIABLE TO LICENSEE OR ANY THIRD PARTY FOR DIRECT, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

10.    RETENTION OF RECORDS AND AUDIT

(10.1) Records. Licensee shall keep at Licensee's principal office for the term of this Agreement and for [*] thereafter or for the number of years required by the gaming jurisdictions under which Licensee operates, whichever term is longer, full and accurate books of account and copies of all documents and other materials relating to this Agreement, including, but not limited to all lease or sale agreements of Royalty Bearing Products.

(10.2) Audit. Licensee and its wholly-owned subsidiaries agrees to keep true and accurate records for the purpose of making the reports described in Section 3.5 of the Agreement. Licensor shall have the right to nominate an auditor acceptable to and approved by Licensee, which approval shall not be unreasonably withheld, who shall have the right to inspect and make copies of the records (both electronic and hard copy) of Licensee during reasonable business hours for the purpose of verifying compliance with the reporting obligations set forth in Section 3.5 as well as such other books and records (both electronic and hard copy) as are reasonably required to verify Licensee's compliance with each and every term and condition of this Agreement. Licensor shall provide Licensee with no less than 2 weeks written notice of its intent to audit the Licensee's books and records as provided under this Agreement, and Licensee and its wholly-owned subsidiaries shall be ready for such audit - meaning that Licensee shall have all records required hereunder ready for inspection upon the arrival of the audit team and Licensee and its wholly-owned subsidiaries shall also promptly provide additional documentation as may be reasonably required. Such notice shall indicate the period to be audited, the identity of the auditor and the scope for the audit. If such audit or examination of Licensee's books and records reveals that Licensee or its wholly-owned subsidiaries have failed to properly account for and pay Licensee Fees owing to Licensor hereunder, such owed amount will bear interest until paid at a rate of interest equal to the lesser of 18 percent compounded

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

per annum or the maximum interest rate allowed by applicable law. If: (i) the unpaid amount exceeds the total amount reported under the reporting obligations set forth in Section 3.5 by [*] or more in any given year under the Agreement; (ii) Licensee or its wholly-owned subsidiaries are not ready for the audit as outlined herein; (iii) Licensee or its wholly-owned subsidiaries do not timely comply with supplemental records requests and audit responses; or (iv) in the reasonable opinion of the auditor, Licensee or its wholly-owned subsidiaries are not cooperating with the audit process, then Licensee will reimburse Licensor for [*].

11.    PATENT MARKINGS

Licensee shall affix to each Royalty Bearing Product a patent marking notice consistent with 35 U.S.C. §287 that identifies all applicable patent numbers. Licensee also agrees to mark all Royalty Bearing Products with any other applicable proprietary legends as may be reasonably requested by Licensor to ensure that the rights under the IPP are fully protected under all applicable laws.

12.     RELATIONSHIP OF PARTIES

The relationship between the parties under this Agreement is one of licensor-licensee. Nothing in this Agreement shall be construed or interpreted to create a relationship between Licensor and Licensee of partner, joint venturer, principal and agent, or employer and employee.

13.     ASSIGNMENT

This Agreement shall be binding on the parties and their respective permitted successors and assigns. However, Licensee may not assign or transfer this Agreement or any of its rights or duties hereunder without the prior written consent of the Licensor in Licensor's sole and absolute discretion; provided, however, that if the entire ownership interest in or business of Licensee is purchased by a third party, or if Licensee merges with a third party, the rights and obligations of the Licensee shall inure to the third party or to the entity formed by the merger with the Licensee. However, if such third party is presently challenging or has ever challenged the validity or enforceability of any of the patents within the IPP in a legal or administrative proceeding, then Licensor shall have the right to immediately terminate this Agreement.

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

14.     AMENDMENT/WAIVER

No amendment or waiver of any term or condition of this Agreement will be valid or binding on a party unless the same has been mutually assented to in writing by both parties. The failure of a party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other party of any of the provisions of this Agreement, will in no way be construed to be a past, present or future waiver of such provisions, nor in any way affect the ability of a party to enforce each and every provision thereafter.

15.     GOVERNING LAW

This Agreement shall be deemed to be executed and performed in the State of Nevada and shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to any conflicts of law provisions, as to all matters, including, but not limited to, matters of validity, enforceability, construction, effect and performance. Any suit, action or proceeding between or among the Parties hereto arising out of or related to this Agreement will be brought solely in the federal or state courts in the State of Nevada, and Licensee hereby submits to and irrevocably consents to the personal jurisdiction thereof and agrees to such courts as the appropriate venue.

16.     ATTORNEYS' FEES

In the event of any legal proceeding between the parties arising out of or related to this Agreement, the prevailing party shall be entitled to recover, in addition to any other relief awarded or granted, its costs and expenses including, without limitation, reasonable attorneys' fees and costs incurred in connection with any such proceeding.

17.    SEVERABILITY

If any provision of this Agreement is found or held to be invalid or unenforceable, the meaning of said provision will be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation shall save such provision, it will be severed from the remainder of this Agreement, as appropriate. The remainder of this Agreement shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by either party. In such event, the parties will use their best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement, which most nearly affects the parties' intent in entering into this Agreement, as appropriate.

18.     CONFIDENTIALITY OF AGREEMENT

The terms and conditions of this Agreement shall be deemed confidential as to Licensee and Licensee shall not reveal said terms and conditions to any third party without the express written consent of Licensor, unless required by law or regulatory authority, in which case Licensee shall promptly notify Licensor so that Licensor shall have the opportunity to seek a protective order, file a motion to quash or seek other appropriate remedy, as applicable.

19.     USE OF LICENSOR'S NAME

Licensee shall not use the name of Licensor in publicity, advertising or similar activity without obtaining the prior written consent of Licensor.

20.     ENTIRE AGREEMENT

This Agreement, including any exhibits and attachments referred to herein and attached hereto, each of which is incorporated herein, constitutes the entire agreement between the Parties with respect to the subject matter hereof. There are no agreements, representations, warranties, promises, covenants, commitments or undertakings other than those expressly set forth herein with respect to the subject matter of this Agreement. This Agreement supersedes all prior or contemporaneous agreements, representations, warranties, promises, covenants, commitments or undertakings, whether written or oral, with respect to the subject matter contained in this Agreement. No amendment, modification, change, waiver, or discharge hereof shall be valid unless in writing and signed by an authorized representative of the Party against which such amendment, modification, change, waiver, or discharge is sought to be enforced.

21.     COUNTERPARTS

This Agreement may be signed in counterparts, including by facsimile, each of which shall be deemed an original and which shall together constitute one Agreement.

22.     NOTICE

Any notice, consent, approval, request, waiver or statement given, made or provided for under this Agreement shall be in writing and deemed to have been duly given when (i) personally delivered or mailed by pre-paid certified or express mail service of the United States postal service, by Federal Express or similar overnight delivery service, with acknowledgement of receipt, fees prepaid, to the Licensee and Licensor as identified at the addresses below, or (ii) if sent by facsimile or e-mail, with an original sent within twenty-four (24) hours by an overnight delivery service with next day delivery to the Licensee and Licensor as identified in this Agreement at the addresses set forth below:

To Licensee:                    To Licensor:
Scientific Games                IGT
Attn: William Huntley, President        Attn: General Counsel
Lottery Systems            6355 South Buffalo Drive
1500 Bluegrass Lakes Pkwy.            Las Vegas, Nevada 89113
Alpharetta, GA 30004

With Copies to:                With Copies to:
Scientific Games                IGT
Attn: General Counsel            Attn: Vice President, Intellectual Property
1500 Bluegrass Lakes Pkwy.            9295 Prototype Dr.
Alpharetta, GA 30004            Reno, Nevada 89251

*****

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers or representatives:

LICENSEE                        LICENSOR
By: /s/ William Huntley                By: /s/ Edwin Soriano
Name: William Huntley                Name: Edwin Soriano
Title: President, SG Lottery Sys            Title: Director - IP Licensing
Date: 11/12/12                        Date: 11-13-12

SCHEDULE A

PATENTS COMPRISING THE IPP

INVENTOR	PATENT NO.	ISSUE DATE	TITLE
Dickinson, et al.	5,265,874	11/30/1993	Cashless Gaming Apparatus Method
Bittner, et al.	5,290,033	03/0111993	Gaming Machine and Coupons
Raven, et al.	5,429,361	7/4/1995	Gaming machine information, communication and display system
LeStrange, et al.	5,470,079	11/28/1995	Game machine accounting and monitoring system
Bums, et al.	6,048,269	4/11/2000	Coinless Slot Machine System and Method
Burns, et al.	6,729,957	5/4/2004	Gaming method and host computer with ticket-in/ticket-out capability
Bums, et al.	6,729,958	5/4/2004	Gaming system with ticket-in/ticket- out capability
Bums, et al.	6,736,725	5/18/2004	Gaming method and host computer with ticket-in/ticket-out capability
Bums, et al.	7,275,991	10/02/2007	Slot machine with ticket-in/ticket- out capability

SCHEDULE B

Each gaming machine obtained hereunder with cashless capability (a "Licensed Cashless Gaming Machine") is provided under a limited license to one or more of the following U.S. Patent Nos. 5,290,033; 5,265,874; 5,429,361; 5,470,079; 6,048,269; 6,729,957;
6,729,958; 6,736,725 and 7,275,991, as well as any continuations, continuations-in-part, divisionals, reissues, reexaminations, and foreign counterparts thereof. Any use of a
Licensed Cashless Gaming Machine constitutes the acknowledgement of and agreement to the following "Limited License":

1. Licensed Cashless Gaming Machine License Rights. Licensed Cashless Gaming Machines are licensed for use solely i) in connection with a cashless gaming system that is separately licensed under these patents (a "Licensed Cashless Gaming System") or ii) on a stand alone basis (not connected to a cashless gaming system). The use of a Licensed Cashless Gaming Machine with an unlicensed gaming system that has cashless capability is an unlicensed use.

2.
Other License Limitations. Each Limited License is expressly limited to the original Licensed Cashless Gaming Machine (i.e., one serial number per license). A license may not be transferred from one gaming machine to another. Any unauthorized transfer voids this license.